UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 1, 2008

La Cortez Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1266 1st Street, Suite 4 Sarasota, FL 34236
	(Address of principal executive offices)	(Zip Code)

(941) 365-5081
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) On July 1, 2008, La Cortez Energy, Inc. appointed Jaime Ruiz as a member of our Board of Directors effective immediately.

Jaime Ruiz Llano has been involved in government affairs in Colombia for the past 20 years. Mr. Ruiz has held various high level government positions throughout his career. In 1991, Mr. Ruiz was elected as a Senator in the Colombian Congress. He served in that capacity until 1994. From 1998 to 1999, Mr. Ruiz held the position of Director for the Colombian National Planning Department, the government entity controlling the national budgeting and government planning strategies; in 1999 he served as Special Presidential Advisor for Government Affairs to the President of Colombia.

From 2000 to 2002, Mr. Ruiz served as Executive Director - Member of the Board of Directors of the World Bank. The Executive Directors oversee the World Bank's business, including approval of loans and guarantees, new policies, the administrative budget, country assistance strategies and borrowing and financial decisions.

In 2006, Mr. Ruiz served as Deputy Chief of Mission in the Colombian embassy in Washington, D.C. During the periods when he was not serving in the Colombian government, Mr. Ruiz held the position of President of his family-owned construction business. Additionally, Mr. Ruiz has served on the Board of Directors of Ecopetrol, Colombia’s state-run oil company. Mr. Ruiz received a Masters in Civil Engineering from the University of Kansas and a Masters in Development Studies from the Institute of Social Studies, The Hague, The Netherlands.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Exhibit Description

99.1	Press release issued by La Cortez Energy, Inc. on July 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Cortez Energy, Inc.

Date: July 1, 2008	By:	/s/ Andres Gutierrez
Andres Gutierrez, President and Chief Executive Officer